                          CONCORD MILESTONE PLUS, L.P.
                             200 Congress Park Drive
                                    Suite 103
                           Delray Beach, Florida 33445

May 19, 2005

Dear Investor:

         On April 27, 2005, Sutter Opportunity Fund 3, LLC, Sutter Opportunity
Fund 3 (TE), LLC, SCM-CMP Acquisition Fund, LLC, MacKenzie Patterson Fuller,
Inc., Robert E. Dixon and C.E. Patterson (the "Purchasers") disclosed in a
Tender Offer Statement on Schedule TO an offer (the "Tender Offer") to purchase any and/or all of the outstanding Equity Units of Limited Partnership Interest of Concord Milestone Plus, L.P. (the "Partnership"), each of which is comprised of one Class A Interest and one Class B Interest (an "Equity Unit"), for a
purchase price of $2.50 per Equity Unit. The Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer, as disclosed in the Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") by the
Partnership on May 10, 2005 and delivered to the interest holders.

         Enclosed please find the Schedule 14D-9 Amendment No. 1 filed by the
Partnership with the Commission on May 19, 2005 (the "14D-9/A"), which supplements the Partnership's disclosure in the Schedule 14D-9 previously sent to you.

         You are urged to read all the materials carefully, including the Tender
Offer materials sent by the Purchasers, the Schedule 14D-9 sent by the
Partnership on May 10, 2005 and the enclosed Amendment No. 1 to the
Partnership's Schedule 14D-9, and to consider all the factors set forth therein before making a decision with respect to the Tender Offer.

                                                     Sincerely,

                                                     CM PLUS CORPORATION,
                                                     General Partner

                                                     /s/ Joseph P. Otto

                                                     Joseph P. Otto
                                                     Vice President